Exhibit 99.2

April 15, 2021

SeaSpine Prices Public Offering of Common Stock

CARLSBAD, CA. (April 15, 2021) – SeaSpine Holdings Corporation (NASDAQ: SPNE) (“SeaSpine” or the “Company”), a global medical technology company focused on surgical solutions for the treatment of spinal disorders, today announced the pricing of its previously announced underwritten public offering of 4,500,000 shares of its common stock at a public offering price of $19.50 per share. The gross proceeds to SeaSpine, before deducting the underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $87.8 million. The offering is expected to close on or about April 20, 2021, subject to customary closing conditions.

Piper Sandler & Co., Canaccord Genuity LLC and Stifel are acting as joint book-running managers, Truist Securities, Inc. is acting as lead manager and BTIG, LLC, Cantor Fitzgerald & Co. and Ladenburg Thalmann & Co. Inc. are acting as co-managers for the offering. SeaSpine has granted the underwriters a 30-day option to purchase up to an additional 675,000 shares at the public offering price, less underwriting discounts and commissions.

SeaSpine intends to use a portion of the net proceeds from this offering, together with its existing cash and cash equivalents, to finance the cash consideration of $27.5 million for its acquisition of 7D Surgical (the “Acquisition”). The Company intends to use the remaining net proceeds from this offering for working capital and other general corporate purposes, which may include acquisitions or investments in complementary businesses, technologies or other assets, although it has no present commitments or agreements to do so (other than with respect to 7D Surgical). This offering is not conditioned upon the closing of the Acquisition. If the Acquisition does not close, the Company will have broad discretion as to the use of proceeds from this offering.

A shelf registration statement on Form S-3 relating to the public offering of the shares of common stock described above was filed with the Securities and Exchange Commission (the “SEC”) and became effective on February 4, 2021. A preliminary prospectus supplement relating to the offering has been filed with the SEC and a final prospectus supplement relating to the offering will be filed with the SEC. Copies of the final prospectus supplement and accompanying prospectus, when available, may be obtained from Piper Sandler & Co., Attn: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, Minnesota 55402, by telephone at (800) 747-3924 or by email at prospectus@psc.com; from Canaccord Genuity LLC, 99 High Street, 12th Floor, Boston, Massachusetts 02110, Attn: Syndicate Department, by telephone at (617) 371-3900, or by email at prospectus@cgf.com; or from Stifel, Nicolaus & Company, Incorporated, Attn: Prospectus Department, One Montgomery Street, Suite 3700, San Francisco, California 94104, by telephone at (415) 364-2720, or by email at syndprospectus@stifel.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

ABOUT SEASPINE

SeaSpine is a global medical technology company focused on the design, development and commercialization of surgical solutions for the treatment of patients suffering from spinal disorders. SeaSpine has a comprehensive portfolio of orthobiologics and spinal implants solutions to meet the varying combinations of products that neurosurgeons and orthopedic spine surgeons need to perform fusion procedures on the lumbar, thoracic and cervical spine. SeaSpine’s orthobiologics products consist of a broad range of advanced and traditional bone graft substitutes that are designed to improve bone fusion rates following a wide range of orthopedic surgeries, including spine, hip, and extremities procedures. SeaSpine’s spinal implants portfolio consists of an extensive line of products to facilitate spinal fusion in degenerative, minimally invasive surgery (MIS), and complex spinal deformity procedures. SeaSpine currently markets its products in the United States and in approximately 30 countries worldwide through a committed network of increasingly exclusive distribution partners.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about SeaSpine that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. Words such as “expect(s),” “feel(s),” “believe(s),” “will,” “may,” “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s expectations regarding its capital raising efforts, including the timing for closing of the public offering and the Company’s intended use of proceeds. All such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, which could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include, but are not limited to, the risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed public offerings and the Company’s ability to complete the Acquisition, as well as the risks and uncertainties inherent in the Company’s business described in its prior press releases and filings with the SEC, including as described under the “Risk Factors” contained in the Company’s periodic and interim SEC reports, including but not limited to, its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and its Current Reports on Form 8-K filed from time to time with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and the Company does not undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.

Investor Relations Contact

Leigh Salvo

(415) 937-5402

ir@seaspine.com